Exhibit 99.1

225 Summit Avenue Montvale, NJ 07645 201-930-3300	N E W S R E L E A S E

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports GAAP Earnings of $1.18 Per Share for 2007 and $0.30 Per Share for the Fourth Quarter; Adjusted Earnings were $3.16 Per Share for 2007 and $0.79 Per Share for the Fourth Quarter
Montvale, NJ – February 28, 2008... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $128.4 million, or $1.18 per share, for the year ended December 31, 2007 on revenues of $2.5 billion. On a non-GAAP basis, adjusted earnings per share were $3.16 for 2007. A reconciliation of GAAP-based earnings per share to adjusted earnings per share is presented in the table at the end of this press release. For the fourth quarter ended December 31, 2007, net earnings were $32.5 million, or $0.30 per share, on revenues of $668.7 million. On a non-GAAP basis, adjusted earnings per share were $0.79 for the quarter.
In the fourth quarter of calendar 2006, Barr changed its fiscal year end from June 30th to December 31st, effective December 31, 2006. In addition, on October 24, 2006, Barr acquired PLIVA d.d., a Croatian generics pharmaceutical company, for approximately $2.4 billion. As a result of these two events, the comparison of information for the year ended December 31, 2007 and the 12-month period ended December 31, 2006, which is unaudited, is not very meaningful. In this release, “2007” refers to Barr’s calendar year ended December 31, 2007, and “2006” refers to the 12-month period ended December 31, 2006 and includes PLIVA’s results from October 25, 2006 through December 31, 2006.
“I am pleased to report strong revenue growth across the Company in 2007, driven by proprietary and U.S. generic sales, as well as sound results in our international markets. In addition, during the year we invested a record $248 million in new product development, and filed a record 30 ANDAs and three NDAs in the United States. These are exceptional results for our Company, particularly given that significant management resources were devoted to the successful completion of our major short-term integration goals following the PLIVA acquisition,” said Bruce L. Downey, Barr’s Chairman and Chief Executive Officer.
“As part of the integration of Barr and PLIVA, we met our short-term goals of completing the global management restructuring, consolidating the PLIVA U.S. operations into Barr, divesting non-strategic operations in Spain and Italy, completing the IPO of our non-strategic Veterina business, and expanding our presence in the significant German specialty pharmaceutical market with the acquisition of O.R.C.A.pharm in September 2007. We reported the highest revenues in our history for our generic oral contraceptive and proprietary portfolios, with proprietary sales led by sales of Plan B™ and ParaGard®. We also initiated a record 11 U.S. patent challenge cases, and completed the patent challenge trial related to the Yasmin® oral contraceptive. Individually, these accomplishments represent the core strengths of our business. Combined, they speak to the significant opportunities the combination of Barr and PLIVA has created for long-term growth and success.”

Revenues
Generic Product Sales
Sales of the Company’s generic products were $506 million in the fourth quarter of 2007 and $1.9 billion for 2007, both reflecting significant increases over the prior year periods mainly due to the PLIVA acquisition. A discussion of the Company’s generic product sales for the fourth quarter of 2007 compared to the prior year period is presented below.
U.S. Generic Sales
Sales of U.S. generic products totaled $310 million for the fourth quarter of 2007, compared to $298 million in the prior year period. The increase in sales is primarily related to the full quarter impact of sales of PLIVA’s U.S. product line in 2007, including Azithromycin. These products are now being sold under the Barr label.
Sales of generic oral contraceptives, the Company’s largest single category of generic products, were $118 million for the fourth quarter of 2007, compared to $114 million in the prior year period. The Company launched its 25th generic oral contraceptive product, TriLegest™ during the fourth quarter of 2007.
Europe and Rest of the World (“ROW”) Generic Sales
Sales of generic products in Europe and the ROW through our PLIVA subsidiary were $196 million in the fourth quarter of 2007. Revenues were primarily driven by sales of PLIVA products in the key markets of Germany, Croatia, Poland and Russia. Prior to the Company’s acquisition of PLIVA in October 2006, Barr did not have any product sales in Europe or the ROW.
Proprietary Product Sales
The Company’s proprietary product sales were $438 million for 2007, up 12% compared to $391 million in 2006. The increase was primarily attributable to higher sales of Plan B Over-the-Counter/Rx, Adderall® IR and SEASONIQUE® extended-cycle oral contraceptive, all of which were launched in the second half of 2006. These increases more than offset lower sales of SEASONALE® extended-cycle oral contraceptive, which faced generic competition in September 2006 following the expiration of three years of market exclusivity.
For the fourth quarter of 2007, proprietary product sales were $122 million, compared to $98 million in the prior year period. The increase was primarily attributable to higher sales of Plan B and SEASONIQUE and more than offset the expected lower sales of SEASONALE.
Alliance and Development Revenue
During 2007, the Company reported alliance and development revenue of $122 million, compared to $131 million in 2006. For the fourth quarter of 2007, alliance and development revenue was $28 million, as compared to $34 million in the prior year period. The decrease for the year and for the fourth quarter ended December 31, 2007 primarily reflects a decline in income derived from the Company’s share of the profits from sales of fexofenadine hydrochloride tablets from Teva, which began in September 2005, and lower income from the royalty earned under its April 2005 agreements with Kos Pharmaceuticals relating to the Niaspan® and Advicor® cholesterol lowering agents. These declines were partially offset by an increase in royalties and other fees received under the Company’s agreements with Shire plc.
Other Revenue
Other revenue primarily includes revenue from non-core operations acquired in connection with the PLIVA acquisition, including the diagnostic, disinfectants, dialysis and infusions business. Other revenue totaled $45 million for calendar 2007 and $12 million for the fourth quarter of 2007.
Margins
Generic: Margins in the generic segment were 47% for both the quarter and year ended December 31, 2007.
Proprietary: Margins in the proprietary segment for the quarter and year ended December 31, 2007 were 55% and 68%, respectively. Proprietary margins for the fourth quarter ended December 31, 2007 were negatively impacted by a $13.7 million, or $0.08 per share, charge related to a product royalty contingency agreement for the Company’s Cenestin® product.
Update on R&D Activities
Research and development investment for the quarter and year ended December 31, 2007 totaled $62 million and $248 million, respectively.
Generic Products
During 2007, the Company filed 30 Abbreviated New Drug Applications (ANDAs), resulting in approximately 70 ANDAs, including tentatively approved applications pending at the U.S. Food and Drug Administration (FDA) at the end of the year. These ANDAs target branded pharmaceutical products with an estimated $29 billion in annual sales. The Company also filed 224 product registrations, representing 65 molecules with regulatory bodies in Europe and in the ROW during 2007, resulting in 287 product registrations, representing 90 molecules pending with regulatory bodies in Europe and in the ROW at year end.
During the fourth quarter of 2007, the Company received six generic product approvals in the U.S. from the FDA, including tentative approvals, and 39 approvals, representing 28 molecules, from regulatory bodies in Europe and in the ROW.
Proprietary Products
The Company currently has an extensive proprietary clinical development program that includes four products in Phase III studies and three New Drug Applications pending at the FDA.
Selling, General and Administrative
The Company’s SG&A expenses for the quarter and year ended December 31, 2007 totaled $207 million and $764 million, respectively. SG&A for 2007 included a charge of $15.3 million for litigation related to the Ovcon® oral contraceptive product.

Interest Expense/Income and Other Income
During 2007, the Company recorded $159 million of interest expense, almost all of which is related to interest on the debt incurred in connection with the PLIVA acquisition. In addition, during 2007, the Company recorded interest income of $33 million and other income of $21 million.
Stock-Based Compensation
During 2007, the Company recorded stock-based compensation expenses of $27.8 million, or $0.17 per share. For the fourth quarter of 2007, the Company recorded stock-based compensation expenses of $4.4 million, or $0.03 per share. The impact of stock-based compensation for the year and quarter ended December 31, 2007 is allocated among cost of sales, SG&A and R&D.
Tax Rate
The Company’s tax rate for the quarter and year ended December 31, 2007 was 28.1% and 31.1%, respectively. The tax rate for the year includes a one-time $9.6 million benefit from a reduction in deferred income taxes as a result of Germany’s enactment of a lower corporate income tax rate.
Balance Sheet
The Company’s cash, cash equivalents and marketable securities totaled approximately $551 million. At December 31, 2007, the Company had debt of $2.1 billion, down approximately $600 million from December 31, 2006.
EBITDA
Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA), for the quarter and the year ended December 31, 2007 totaled $148 million and $607 million, respectively. Please see the reconciliation table at the end of this press release for the calculation of EBITDA.
2008 Financial Outlook
The Company expects adjusted earnings per fully diluted share for 2008 to be in the range of approximately $3.05 — $3.35. The adjustments are discussed in the paragraph immediately below. The Company expects total revenues for 2008 to be in the range of $2.7 — $2.8 billion, including total product sales in the range of $2.55 — $2.65 billion. On the expense side for 2008, the Company expects R&D investment of approximately $265 — $280 million, and SG&A expenses to be approximately $810 — $830 million.
The Company’s adjusted earnings guidance for 2008 excludes the impact of amortization costs associated with acquired products, contributions and/or losses from the DDDI operations that the Company plans to divest and incremental depreciation related to purchase accounting. The Company’s adjusted guidance also excludes the impact of any unscheduled launches resulting from patent challenges, other business development activities, and refinancing activities that may be completed after the date hereof and on or before December 31, 2008. In contrast to 2007, the Company’s adjusted earnings guidance for 2008 does not add back stock compensation expense. The change in the Company’s presentation of adjusted earnings results in a reduction of the estimated earnings for 2008 by approximately $0.20 per share.

Conference Call/Webcast
The Company will host a conference call at 8:30AM Eastern time on Thursday, February 28 to discuss results for the quarter and year ended December 31, 2007. The number to call from within the United States is: (877) 777-1973 and (612) 338- 1040 Internationally. A replay of the conference call will be available from 10:30AM Eastern time on February 28 through 11:59PM Eastern time March 6 and can be accessed by dialing (800) 475-6701 in the United States or (320) 365- 3844 Internationally and using the access code 906084.
The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. The Barr group of companies markets more than 120 generic and 26 proprietary products in the U.S. and more than 1,200 products globally outside of the U.S. For more information, visit www.barrlabs.com.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire and implementing our new SAP enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2007.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2007	2007
Revenues:
Product sales	$628,363	$2,334,136
Alliance and development revenue	28,318	121,858
Other revenue	12,012	44,588

Total revenues	668,693	2,500,582

Costs and expenses:
Cost of sales	326,435	1,171,099
Selling, general and administrative	206,599	763,784
Research and development	61,649	248,453
Write-off of acquired IPR&D	—	4,601

Earnings (loss) from operations	74,010	312,645

Interest income	6,158	33,359
Interest expense	36,401	158,882
Other (expense) income	9,036	20,713

Earnings (loss) before income taxes and minority interest	52,803	207,835
Income tax expense	14,850	64,546
Minority interest	498	(1,164)

Net earnings from continuing operations	38,451	142,125

Discontinued operations
Loss from discontinued operations, net of taxes	(5,368)	(13,164)
Loss on disposal of discontinued operations, net of taxes	(575)	(611)

Net loss from discontinued operations, net of tax	(5,943)	(13,775)

Net earnings	$32,508	$128,350

Earnings per common share — diluted:
Earnings (loss) per common share — continuing operations	$0.35	$1.31
Earnings (loss) per common share — discontinued operations	$(0.05)	$(0.13)

Net earnings per common share — diluted	$0.30	$1.18

Weighted average shares — assuming dilution	109,236	108,631

Stock-based compensation expense:
Cost of sales	$1,283	$8,006
Selling, general and administrative	2,421	15,129
Research and development	667	4,615

Total stock-based compensation expense	$4,371	$27,750

	As of	As of
	December 31,	December 31,
	2007	2006
Cash & cash equivalents	$246,492	$231,975
Marketable securities — current and long-term	304,543	682,692
Accounts receivable	496,636	511,136
Other receivables	86,048	67,462
Inventory	501,207	426,270
Accounts payable & accrued liabilities	442,193	408,763
Working capital	970,854	876,106
Total assets	4,761,627	4,961,862
Total debt	2,079,757	2,677,668
Shareholders’ equity	1,866,321	1,465,228

Reconciliation of Adjusted Earnings to GAAP Earnings; EBITDA
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing the supplemental financial information contained below to reflect (1) the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the year and quarter ended December 31, 2007, and (2) the calculation of EBITDA for each period presented.
Adjusted earnings per share and EBITDA are non-GAAP financial measures. The Company is providing this information, however, because it believes that such information is useful to both management and investors in that it facilitates analysis by both management and investors in evaluating the Company’s performance and trends. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in thousands, except per share amounts)

	Three Months Ended December 31, 2007
						Adjusted
	GAAP	Adjustments				Earnings

Revenues:
Product sales	$628,363	$—				$628,363
Alliance and development revenue	28,318	—				28,318
Other revenue	12,012	—				12,012

Total revenues	668,693	—				668,693

Costs and expenses:
Cost of sales	326,435	(60,046	) (c),(d),(e),(f)			266,389
Selling, general and administrative	206,599	(3,117	) (c),(d),(e)			203,482
Research and development	61,649	(837	) (c),(d),(e)			60,812

Earnings from operations	74,010	64,000				138,010

Interest income	6,158	—				6,158
Interest expense	36,401	—				36,401
Other income (expense), net	9,036	—				9,036

Earnings before income taxes and minority interest	52,803	64,000		1,734		118,537

Income tax expense	14,850	18,149	(g)			32,999
Minority interest	498	(91)		(33)		375

Net earnings from continuing operations	38,451	45,760		1,701	(b)	85,912

Loss from discontinued operations, net of taxes	(5,943)	5,943	(a)			—

Net earnings	$32,508	$51,703		$1,701		$85,912

Diluted
Earnings per common share — continuing operations	$0.35					$0.79
Earnings per common share — discontinued operations	$(0.05)					$—
Net earnings per common share — diluted	$0.30					$0.79
Weighted average shares — diluted	109,236					109,236

Summary Of Adjustment Items:

Three Months
Ended Dec 31, 2007
(a) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of the loss from discontinued operations
Accounted for as discontinued operations	$5,943

(b) Net loss from operations expected to be divested, net of minority interest	$(1,701)

To account for losses associated with our non-core DDDI business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.
(c) Amortization and inventory step up adjustments:
Cost of sales	(40,301)
Selling, general and administrative	(340)
Research and development	(27)

Total	$(40,668)

(d) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	(4,739)
Selling, general and administrative	(357)
Research and development	(142)

Total	$(5,238)

(e) Stock option expense:
Cost of sales	$(1,283)
Selling, general and administrative	(2,420)
Research and development	(668)

Total	(4,371)

(f) Product Royalty contingency	$(13,723)

(g) Adjustments to tax expense, including:
Tax impact of adjustments (a) — (f) above.	$20,774
Tax (benefit) from recognition of acquired NOL	(2,625)

Total	$18,149

EBITDA (from continuing operations) Calculation:

Three Months
Ended Dec 31, 2007
Earnings from operations	$74,010
Depreciation	33,694
Amortization	40,699

EBITDA	$148,403

Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in thousands, except per share amounts)

	Twelve Months Ended December 31, 2007
						Adjusted
	GAAP		Adjustments			Earnings
Revenues:
Product sales	$2,334,136	$—				$2,334,136
Alliance and development revenue	121,858	—				121,858
Other revenue	44,588	—				44,588

Total revenues	2,500,582	—				2,500,582

Costs and expenses:
Cost of sales	1,171,099	(233,529)	(c),(d),(e),(h)			937,570
Selling, general and administrative	763,784	(33,367)	(c),(d),(e),(g)			730,417
Research and development	248,453	(5,300)	(c),(d),(e)			243,153
Write-off of acquired IPR&D	4,601	(4,601)	(f)			—

Earnings from operations	312,645	276,797				589,442
Interest income	33,359	—				33,359
Interest expense	158,882	—				158,882
Other income (expense), net	20,713	—				20,713

Earnings before income taxes and minority interest	207,835	276,797		4,053		488,685
Income tax expense	64,546	79,414	(i)			143,960
Minority interest	(1,164)	(374)		(82)		(1,620)

Net earnings from continuing operations	142,125	197,010		3,971	(b)	343,106
Loss from discontinued operations, net of taxes	(13,775)	13,775	(a)			—

Net earnings	$128,350	$210,785		$3,971		$343,106

Diluted
Earnings per common share — continuing operations	$1.31					$3.16
Earnings per common share — discontinued operations	$(0.13)					$—
Net earnings per common share — diluted	$1.18					$3.16
Weighted average shares — diluted	108,631					108,631

Summary Of Adjustment Items:

Twelve Months
Ended Dec 31, 2007
(a) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of the loss from discontinued operations
Accounted for as discontinued operations	$13,775

(b) Net loss from operations expected to be divested, net of minority interest	$(3,971)

To account for losses associated with our non-core DDDI business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.
(c) Amortization and inventory step up adjustments:
Cost of sales	(193,769)
Selling, general and administrative	(1,399)
Research and development	(95)

Total	$(195,263)

(d) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	$(18,031)
Selling, general and administrative	(1,590)
Research and development	(589)

Total	$(20,210)

(e) Stock option expense:
Cost of sales	$(8,006)
Selling, general and administrative	(15,128)
Research and development	(4,616)

Total	$(27,750)

(f) Write off of acquired IPR&D associated with additional PLIVA shares	$(4,601)

(g) Estimated reserve for litigation charged to SG&A	$(15,250)

(h) Product Royalty contingency	$(13,723)

(i) Adjustments to tax expense, including:
Tax impact of adjustments (a) -(h) above.	$80,238
Tax (benefit) from recognition of acquired NOL	(10,400)
Impact of favorable change in German tax rate	9,575

Total	$79,414

EBITDA (from continuing operations) Calculation:

Twelve Months
Ended Dec 31, 2007
Earnings from operations	$312,645
Depreciation	127,971
Amortization	166,688

EBITDA	$607,304